Exhibit 3.265

#602123773

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF FRANKLIN, INC.

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Washington, do hereby set forth as follows:

FIRST: The name of the corporation is: BURLINGTON COAT FACTORY REALTY OF FRANKLIN, INC.

SECOND: The address of the initial registered and principal office of this corporation in this State is c/o United Corporate Services, Inc., Suite 1, Professional Arts Building, 206 11th Avenue South East, in the City of Olympia, County of Thurston, State of Washington, 98501 and the name of the registered agent at said address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Washington.

FOURTH:. The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	1,000	$1.00

FIFTH: The number of directors constituting the initial Board of Directors is three (3); and the names and addresses of those constituting the initial Board of Directors, to serve until the first annual meeting of shareholders, or until the successors are elected and qualify, are as follows:

NAME	ADDRESS

Monroe Milstein	1830 Route 130, Burlington, New Jersey 08016
Stephen E. Milstein	1830 Route 130, Burlington, New Jersey 08016
Andrew Milstein	1830 Route 130, Burlington, New Jersey 08016

SIXTH: The name and address of the incorporator are is follows:

NAME	ADDRESS

Michael A. Barr	10 Bank Street, White Plains, New York 10606

SEVENTH: The period of duration of the corporation shall be perpetual.

EIGHTH: The amount of capital which the corporation shall have received for the issuance of its shares before commencing business is five hundred ($500.00) dollars.

IN WITNESS WHEREOF, the hereby executes this document and affirms that the facts set forth herein the penalties of perjury this twenty fourth day of May, 2001.

/s/ Michael Barr

STATE OF NEW YORK	)
) ss
COUNTY OF WESTCHESTER	)

Be it remembered that on this twenty-fourth day of May 2001, personally came before me, a Notary Public in and for the County and State aforesaid, Michael A. Barr, party to the foregoing document, known to me personally to be such, and who, being by me first duly sworn, acknowledged the said document to be his act and deed and that the facts therein stated are true.

Given under my hand and seal of office the day and year aforesaid.

/s/ Donna Lee Amundsen, Notary Public

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